SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 26, 2005

                             Timberland Bancorp, Inc.
           (Exact name of registrant as specified in its charter)

    Washington                    0-23333                     91-1863696
    ----------                    -------                    -----------
State or other jurisdiction      Commission                (I.R.S. Employer
Of incorporation                 File Number              Identification No.)


624 Simpson Avenue, Hoquiam, Washington                        98550
---------------------------------------                        -----
(Address of principal executive offices)                    (Zip Code)

      Registrant's telephone number (including area code) (360) 533-4747



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

     On July 26, 2005, Timberland Bancorp, Inc. issued its earnings release for the quarter ended June 30, 2005. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits
--------------------------------------------

        (c)    Exhibits

         99.1  Press Release of Timberland Bancorp, Inc. dated July 26, 2005

                                 SIGNATURES
                                 ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   TIMBERLAND BANCORP, INC.


DATE:  July 26, 2005               By:  /s/Dean J. Brydon
                                        ----------------------
                                        Dean J. Brydon
                                        Chief Financial Officer

                                  Exhibit 99.1

==============================================================================
                 PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                 ----------------------------------------
     For further information contact:  Michael R. Sand, President & CEO
                                       Dean J. Brydon, CFO
                                       At (360) 533-4747

==============================================================================


      Timberland Bancorp, Inc. Announces Record Earnings
                 *  Diluted Earnings Per Share Increases by 31%
                 *  Return on Equity Increases by 26%
                 *  Efficiency Ratio Improves by 12%

 HOQUIAM, Wash. - July 26, 2005 - Timberland Bancorp, Inc. (Nasdaq: TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.84 million, or $0.51 per diluted share, for the quarter ended June 30, 2005. This compares to net income of $1.45 million, or $0.39 per diluted share that the Company earned for the quarter ended June 30, 2004.
The increased earnings per share was primarily a result of increased net interest income and increased non-interest income.

"We are pleased with the Company's financial performance during our third fiscal quarter," stated Timberland's President and CEO Michael Sand. "We realized significant increases in net income and earnings per share as we continued to grow our loan portfolio with funding obtained in our October 2004 branch acquisition. The transaction accounts gained in that acquisition have contributed to the increase in non-interest income." Sand also stated.

Net interest income and non-interest income rose 19.0% and 38.5% respectively from same quarter in the prior fiscal year primarily as a result of strong loan growth and increased core funding. During the quarter ended June 30, 2005 the Company also realized a significant improvement in its efficiency ratio to 60.7% from 69.0% for the quarter ended March 31, 2005. The Company intends to continue diligently managing its operating expenses.

During the quarter just ended the Company began testing procedures in accordance with Sarbanes-Oxley internal control requirements. During the next quarter such expenses may be in the $125,000 to $150,000 range as testing and independent audit procedures are performed in preparation for the Company's September 30, 2005 fiscal year end.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED INCOME STATEMENT
          For the three and nine months ended June 30, 2005 and 2004
                 (Dollars in thousands, except per share data)
                                 (Unaudited)

                             Three Months                   Nine Months
                             Ended June 30,                Ended June 30,
                           2005        2004              2005        2004
                           ----------------             ------------------
Interest and Dividend
 Income
Loans receivable          $7,170     $6,099            $20,271     $18,324
Securities available
 for sale and held to
 maturity                    550        234              1,459         717
Dividends from
 investments                 270        243                788         762
Interest bearing
 deposits in banks            47         16                252          97
                         ------------------            -------------------
   Total interest and
    dividend income        8,037      6,592             22,770      19,900
Interest Expense
Deposits                   1,382        988              3,819       3,199
FHLB advances and other
 borrowings                  846        723              2,347       2,383
                         ------------------            -------------------
   Total interest expense  2,228      1,711              6,166       5,582
                         ------------------            -------------------
   Net interest income     5,809      4,881             16,604      14,318
Provision for Loan
 Losses                       96         14                116          94
                         ------------------            -------------------
   Net interest income
    after provision        5,713      4,867             16,488      14,224
    for loan losses
Non-Interest Income
Service charges on
 deposits                    723        510              2,062       1,409
Gain on sale of loans,
 net                         181        159                613         585
Loss on sale of
 securities                   --         --                 --          (6)
BOLI net earnings            111        111                320         338
Servicing income on
 loans sold                  110         18                199         265
ATM transaction fees         223        166                632         462
Other                        200        154                600         445
                         ------------------            -------------------
  Total non-interest
   income                  1,548      1,118              4,426       3,498
Non-Interest Expense
Salaries and employee
 benefits                  2,528      2,155              7,726       6,561
Premises and
 equipment                   597        426              1,675       1,353
Advertising                  187        207                565         559
Real estate owned
 expense (income)             19         48                (11)        (27)
ATM expenses                 134        111                350         303
Postage and courier           80         85                381         272
Amortization of core
 deposit intangible           94         --                273          --
Other                        826        862              2,937       2,542
                         ------------------            -------------------
  Total non-interest
   expense                 4,465      3,894             13,896      11,563

Income before federal
 income taxes              2,796      2,091              7,018       6,159
Federal Income Taxes         961        645              2,238       1,904
                         ------------------            -------------------
  Net Income             $ 1,835    $ 1,446            $ 4,780     $ 4,255
                         ==================            ===================
Earnings Per Common
 Share:
 Basic                     $0.54      $0.41              $1.37      $1.16
 Diluted                   $0.51      $0.39              $1.31      $1.10
Weighted average
 shares outstanding:
 Basic                 3,415,644  3,492,286          3,486,589  3,681,059
 Diluted               3,574,410  3,671,143          3,645,658  3,860,573

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      June 30, 2005 and September 30, 2004
                            (Dollars in thousands)
                                 (unaudited)


                                           June 30,             September 30,
                                              2005                      2004
                                          ----------------------------------
ASSETS
Cash and due from financial
 institutions                             $ 17,391                 $ 15,268
Interest bearing deposits
 in banks                                    7,321                    3,385
Federal funds sold                           4,090                    1,180
Investment securities -
 held to maturity                              127                      174
Investment securities -
 available for sale                         91,792                   59,889
Federal Home Loan Bank stock                 5,705                    5,682

Loans receivable                           388,236                  347,975
Loans held for sale                          2,673                      610
Less:  Allowance for loan losses            (4,103)                  (3,991)
                                         ----------------------------------
   Total loans                             386,806                  344,594

Accrued interest receivable                  2,144                    1,828
Premises and equipment                      15,759                   13,913
Real estate owned and other
 repossessed items                             372                      421
Bank owned life insurance ("BOLI")          11,348                   11,028
Goodwill                                     5,650                       --
Core deposit intangible                      1,927                       --
Other assets                                 2,447                    3,057
                                         ----------------------------------
   TOTAL ASSETS                          $ 552,879                $ 460,419
                                         ----------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                  $408,163                $ 319,570
Federal Home Loan Bank advances             67,400                   65,421
Other borrowings: repurchase agreements      1,091                       --
Other liabilities and accrued expenses       3,236                    2,611
                                          ---------------------------------
   TOTAL LIABILITIES                       479,890                  387,602
                                          ---------------------------------


SHAREHOLDERS' EQUITY
Common stock - $.01 par value;
 50,000,000 shares authorized;
  June 30, 2005 - 3,738,737 shares
   issued and outstanding
  September 30,2004 - 3,882,070
   shares issued and outstanding                38                       39
Additional paid in capital                  21,479                   24,867
Unearned shares - Employee Stock
 Ownership Plan                             (3,966)                  (4,362)
Unearned shares - Management
 Recognition & Development Plan                (54)                    (537)
Retained earnings                           56,030                   52,967
Accumulated other comprehensive loss          (538)                    (157)
                                         ----------------------------------
   TOTAL SHAREHOLDERS' EQUITY               72,989                   72,817

                                         ----------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                  $ 552,879                $ 460,419
                                         ----------------------------------

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                  (Dollars in thousands, except per share data)


                               Three Months            Nine Months
                               Ended June 30,         Ended June 30,
                             2005       2004         2005      2004
                            ----------------        ---------------
PERFORMANCE RATIOS:
Return on average
 assets (1)                  1.35%      1.31%        1.20%     1.26%
Return on average
 equity (1)                 10.19%      8.11%        8.77%     7.51%
Net interest margin
 (1) (2)                     4.74%      4.82%        4.62%     4.61%
Efficiency ratio            60.69%     64.91%       66.08%    64.90%




                              June 30,       September 30,
                                 2005                2004
                              ---------------------------
ASSET QUALITY RATIOS:
Non-performing loans          $ 2,976              $1,442
REO & other repossessed
 assets                           372                 421
Total non-performing assets     3,348               1,863
Non-performing assets to
 total assets                    0.61%               0.40%
Allowance for loan losses to
 non-performing loans          137.87%             276.77%

Book Value Per Share (3)       $19.52              $18.76
Book Value Per Share (4)       $21.01              $20.28
Tangible Book Value Per
 Share (3) (5)                 $17.50              $18.76
Tangible Book Value Per
 Share (4) (5)                 $18.83              $20.28

______________________
(1)  Annualized
(2) Prior period figures have been modified due to an income statement reclassification between interest income and servicing income on loans sold
(3)  Calculation includes ESOP shares not committed to be released
(4)  Calculation excludes ESOP shares not committed to be released
(5) Calculation subtracts goodwill and core deposit intangible from the equity component




                                Three Months            Nine Months
                               Ended June 30,         Ended June 30,
                               2005      2004         2005       2004
                             -----------------        ----------------

AVERAGE BALANCE SHEET:
Average Total Loans         $385,592  $338,215      $372,183  $338,497
Average Total Interest
 Earning Assets              490,359   405,227       479,551   414,298
Average Total Assets         544,149   442,653       532,025   451,039
Average Total Interest
 Bearing Deposits            355,367   281,993       353,622   284,127
Average FHLB Advances
 & Other Borrowings           68,345    55,512        59,455    57,786

Average Shareholders'
 Equity                      72,027     71,344        72,708    75,541

Comparison of Financial Condition at June 30, 2005 and September 30, 2004

Total Assets: Total assets increased $92.46 million to $552.88 million at June 30, 2005 from $460.42 million at September 30, 2004 primarily due to a $42.21 million increase in net loans receivable, a $31.86 million increase in investment securities, a $7.58 million increase in goodwill and core deposit intangible, a $6.85 million increase in interest bearing deposits in banks and federal funds sold, and a $1.85 million increase in premises and equipment. This growth was primarily funded by the net cash received in connection with the acquisition of seven branch offices and related deposits in October 2004.

Investments: Investment securities increased by $31.86 million to $91.92 million at June 30, 2005 from $60.06 million at September 30, 2004, as a portion of the deposits received in connection with the branch acquisition was placed into investment securities.

Loans: Net loans receivable increased by $42.21 million to $386.81 million at June 30, 2005 from $344.59 million at September 30, 2004. The increase in the portfolio was primarily a result of a $17.67 million increase in commercial real estate loans, a $7.61 million increase in consumer loans, a $7.33 million increase in construction loans (net of undisbursed portion), a $4.94 million increase in one-to-four family mortgage loans, a $2.40 million increase in land loans, a $1.70 million increase in multi-family loans, and a $493,000 increase in commercial business loans.

Loan originations totaled $58.25 million and $168.63 million for the three and nine months ended June 30, 2005 compared to $46.91 million and $133.63 million for the same periods a year earlier. The Bank sold loans totaling $8.30 million and $17.78 million ($16.26 million in fixed rate one-to-four family mortgage loans and $1.52 million in credit card loans) during the three and nine months ended June 30, 2005, compared to $10.41 million and $33.28 million in fixed rate one-to-four family mortgage loans sold for the same periods a year earlier.

Deposits: Deposits increased by $88.59 million to $408.16 million at June 30, 2005 from $319.57 million at September 30, 2004, primarily due to the acquisition of $86.30 million in deposits in October 2004. The $88.59 million deposit increase is comprised of a $43.83 million increase in certificate of deposit accounts, a $15.80 million increase in N.O.W. checking accounts, a $13.55 million increase in savings accounts, a $6.53 million increase in money market accounts, and an $8.89 million increase in non-interest bearing accounts.

Shareholders' Equity: Total shareholders' equity increased by $172,000 to $72.99 million at June 30, 2005 from $72.82 million at September 30, 2004, primarily due to net income of $4.78 million and a $675,000 increase to additional paid in capital from the exercise of stock options and the vesting associated with the Bank's benefit plans. Also increasing shareholders' equity were decreases of $483,000 and $396,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plan, respectively. Partially offsetting these increases to shareholders' equity were the repurchase of 174,434 shares of the Company's stock for $4.06 million, the payment of $1.72 million in dividends to shareholders, and a $381,000 increase in accumulated other comprehensive loss.

On April 7, 2005, the Company announced a plan to repurchase up to 5% of the Company's outstanding shares, or 187,955 shares. This represents the Company's 13th stock repurchase plan. As of June 30, 2005, the Company had repurchased 27,850 of these shares at an average price of $23.16. Cumulatively the Company has repurchased 3,367,121 (50.9%) of the 6,612,500 shares that were issued when the Company went public in January 1998. These 3,367,121 shares have been repurchased at an average price of $15.39 per share.

Comparison of Operating Results for the Three and Nine Months Ended June 30, 2005 and 2004

Net Income: Net income for the quarter ended June 30, 2005 increased to $1.84 million, or $0.51 per diluted share ($0.54 per basic share) from $1.45 million, or $0.39 per diluted share ($0.41 per basic share) for the quarter ended June 30, 2004. The $0.12 increase in diluted earnings per share for the quarter ended June 30, 2005 was primarily a result of an $846,000 ($558,000 net of income tax - $0.15 per diluted share) increase in net interest income after provision for loan losses, and a $430,000 ($284,000 net of income tax - $0.08 per diluted share) increase in non-interest income. These items were partially offset by a $571,000 ($377,000 net of income tax - $0.11 per diluted share) increase in non-interest expense.

Net income for the nine months ended June 30, 2005 increased to $4.78 million, or $1.31 per diluted share ($1.37 per basic share) from $4.26 million, or $1.10 per diluted share ($1.16 per basic share) for the nine months ended June 30, 2004. The $0.21 increase in diluted earnings per share for the nine months ended June 30, 2005 was primarily the result of a $2.26 million ($1.49 million net of income tax - $0.38 per diluted share) increase in net interest income after provision for loan losses, a $928,000 ($612,000 net of income tax
- $0.15 per diluted share) increase in non-interest income, and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.07. These items were partially offset by a $2.33 million ($1.54 million net of income tax - $0.40 per diluted share) increase in non-interest expense.

Net Interest Income: Net interest income increased $928,000 to $5.81 million for the quarter ended June 30, 2005 from $4.88 million for the quarter ended June 30, 2004, primarily due to increased interest income from a larger
interest earning asset base.   Total interest income increased $1.45 million
to $8.04 million for the quarter ended June 30, 2005 from $6.59 million for the quarter ended June 30, 2004 as average total interest earning assets increased by $85.13 million. The increased interest earning asset balances were primarily a result of investing the funds received in connection with the October 2004 acquisition of deposits into loans and investment securities. Also contributing to the increased interest income for the current quarter was an increase in the overall yield on interest-earning assets. The yield on earning assets for the quarter ended June 30, 2005 increased to 6.56% from 6.51% for the quarter ended June 30, 2004, primarily as a result of the Bank receiving and recognizing $128,000 in delinquent interest on a large loan that had been on non-accrual status. Partially offsetting the increased interest income was an increase in interest expense as average interest bearing deposits and borrowings increased. Total interest expense increased by $517,000 to $2.23 million for the quarter ended June 30, 2005 from $1.71 million for the quarter ended June 30, 2004 as average interest bearing liabilities increased $86.21 million. The increased interest bearing liabilities were primarily a result of the deposit acquisition in October 2004. Also contributing to increased interest expense was an increase in the average rate paid for these funding sources to 2.10% for the quarter ended June 30, 2005 from 2.03% for the quarter ended June 30, 2004. As a result of these changes, the net interest margin decreased to 4.74% for the quarter ended June 30, 2005 from 4.82% for the quarter ended June 30, 2004.

Net interest income increased $2.28 million to $16.60 million for the nine months ended June 30, 2005 from $14.32 million for the nine months ended June 30, 2004, primarily due to increased interest income from a larger interest earning asset base. Total interest income increased $2.87 million to $22.77 million for the nine months ended June 30, 2005 from $19.90 million for the nine months ended June 30, 2004 as average total interest earning assets increased by $65.25 million. The increased interest earning asset balances were a result of investing the funds received in connection with the October 2004 acquisition of deposits. The increased interest earning balances were partially offset by a reduction in the yield on assets. The yield on earning assets decreased to 6.33% for the nine months ended June 30, 2005 from 6.40% for the nine months ended June 30, 2004. Also partially offsetting the increased interest income was an increase in interest expense as average interest bearing deposits and borrowings increased. Total interest expense increased by $584,000 to $6.17 million for the nine months ended June 30, 2005 from $5.58 million for the nine months ended June 30, 2004 as average interest bearing liabilities increased $71.16 million. As a result of these changes the net interest margin increased to 4.62% for the nine months ended June 30, 2005 from 4.61% for the nine months ended June 30, 2004.

Provision for Loan Losses: The provision for loan losses increased to $96,000 for the quarter ended June 30, 2005 from $14,000 for the quarter ended June
30, 2004.   The provision for the nine months ended June 30, 2005 increased to
$116,000 from $94,000 for the nine months ended June 30, 2004. Based on its analysis, management deemed the allowance for loan losses of $4.10 million at June 30, 2005 (1.05% of loans receivable and 137.87% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.93 million (1.16% of loans receivable and 186.25% of non-performing loans) at June 30, 2004. The Company did not have any net charge-offs during the current quarter compared to a net charge-off of $14,000 in the same quarter of 2004. For the nine months ended June 30, 2005 and 2004, net charge-offs were $4,000 and $57,000, respectively.

The Company's non-performing assets to total assets ratio increased to 0.61% at June 30, 2005 from 0.59% at June 30, 2004. The non-performing loan total of $2.98 million at June 30, 2005 consisted of $2.05 million in one-to-four family loans, $598,000 in commercial real estate loans, $257,000 in commercial business loans, and $69,000 in land loans.

Non-interest Income: Total non-interest income increased $430,000 to $1.55 million for the quarter ended June 30, 2005 from $1.12 million for the quarter ended June 30, 2004, primarily due to a $213,000 increase in service charges on deposits, a $114,000 increase in income from loan sales (gain on sale of loans and servicing income on loans sold), and a $57,000 increase in ATM transaction fees. The increased service charges on deposits and the increased ATM transaction fees were primarily a result of the increased transaction account base acquired through the branch acquisition.

Total non-interest income increased by $928,000 to $4.43 million for the nine months ended June 30, 2005 from $3.50 million for the nine months ended June 30, 2004, primarily due to a $653,000 increase in service charges on deposits, a $170,000 increase in ATM transaction fees, and an $81,000 distribution from one of the Bank's ATM network associations. The ATM network association distribution was cash consideration paid to network association members in connection with the association's recent merger.

Non-interest Expense: Total non-interest expense increased by $571,000 to $4.47 million for the quarter ended June 30, 2005 from $3.89 million for the quarter ended June 30, 2004, as the Company operated with a larger branch network due to the acquisition of seven branch offices and the associated employees in October 2004. The increase was primarily a result of a $373,000 increase in salaries and employee benefits, a $171,000 increase in premises and equipment expenses, and a $94,000 core deposit intangible amortization expense. The increased employee expenses were primarily due to the larger employee base resulting from the branch acquisition, annual salary adjustments, and increased medical insurance costs.

The Company's efficiency ratio decreased to 60.69% for the quarter ended June 30, 2005 from 64.91% for the quarter ended June 30, 2004. Effective August 1, 2005 expenses will be reduced by $55,000 per month ($660,000 per year pre-tax) due to the elimination of the expense associated with the Management Recognition and Development Plan. The last expense associated with existing stock grants under the Plan will be recognized on July 31, 2005.

Total non-interest expense increased by $2.33 million to $13.90 million for the nine months ended June 30, 2005 from $11.56 million for the nine months ended June 30, 2004. The increase was primarily a result of a $1.17 million increase in salaries and employee benefits, a $322,000 increase in premises and equipment expenses, a $273,000 core deposit intangible expense, $142,000 in expenses associated with the branch acquisition, a $109,000 increase in postage and courier expense, and a $47,000 increase in ATM operating fees.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         LOANS RECEIVABLE BREAKDOWN
                           (Dollars in thousands)



The following table sets forth the composition of the Company's loan portfolio by type of loan.


                           At June 30,           At September 30,
                                  2005                       2004
                        Amount   Percent       Amount      Percent
                       -----------------     ---------------------
Mortgage Loans:
 One-to-four family
  (1)                  $104,771    24.23%     $99,835       25.25%
 Multi family            18,858     4.36       17,160        4.34
 Commercial             125,943    29.12      108,276       27.39
 Construction and
  land development      108,567    25.11      106,241       26.88
  Land                   22,291     5.16       19,895        5.03
                       --------  -------     --------     -------
   Total mortgage
    loans               380,430    87.98      351,407       88.89
 Consumer Loans:
  Home equity and
   second mortgage       30,936     7.15       23,549        5.96
  Other                   9,494     2.19        9,270        2.34
                       --------  -------     --------     -------
                         40,430     9.34       32,819        8.30

Commercial business
 loans                   11,591     2.68       11,098        2.81
                       --------  -------     --------     -------
    Total loans         432,451   100.00%     395,324      100.00%

Less:
  Undisbursed portion
   of construction
   loans in process     (38,563)              (43,563)
  Unearned income        (2,979)               (3,176)
  Allowance for loan
   losses                (4,103)               (3,991)
                       --------              --------
Total loans receivable,
  net                  $386,806              $344,594
                       ========              ========
________________
----------------
(1)   Includes loans held-for-sale.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                               DEPOSIT BREAKDOWN
                             (Dollars in thousands)





                                June 30, 2005    September 30, 2004
                                -------------    ------------------

Non-interest bearing                $  46,035             $  37,150
N.O.W checking                         93,042                77,242
Savings                                61,754                48,200
Money market accounts                  48,178                41,652
Certificates of deposit
 under $100,000                       116,047                93,750
Certificates of deposit
 $100,000 and over                     43,107                21,576
                                     --------              --------
         Total deposits              $408,163              $319,570
                                     ========              ========





Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Panorama City, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President & CEO or Dean Brydon, CFO 360/533-4747


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